CDI Corp. Reports Second Quarter 2014 Results

PHILADELPHIA, Aug. 6, 2014 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the second quarter ended June 30, 2014.

Second Quarter Highlights

  Revenue of $284.3 million, an increase of 7.9% versus second quarter 2013
  Gross profit margin of 18.6% versus 19.6% for second quarter 2013
  Operating profit of $7.0 million for second quarter 2014 versus $5.2 million for second quarter 2013
  Earnings per diluted share of $0.22 versus $0.17 for second quarter 2013

"We are pleased with our second quarter revenue growth, including gains in all of our business segments. Strong demand and market share increases in our OGC and AIE operations allowed us to more than offset continuing revenue challenges in our government-related businesses and with our largest customer," said CDI Interim CEO and President and CFO, Robert Larney. "Operating profit rose 33% during the quarter due to volume increases and prudent expense management. Our continuing focus is to improve operating profit margins throughout our businesses."

For the second quarter of 2014, the Company reported revenue of $284.3 million, an increase of 7.9% versus the prior-year quarter. The Company reported second quarter 2014 operating profit of $7.0 million compared to operating profit of $5.2 million in the prior-year quarter. The Company reported second quarter 2014 net income of $4.4 million, or $0.22 per diluted share, versus net income of $3.4 million, or $0.17 per diluted share, in the prior-year quarter.

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported a 5.4% increase in second quarter revenue to $84.3 million when compared to the prior-year quarter. Increased revenue in the Oil, Gas & Chemicals (OGC), Aerospace & Industrial Equipment (AIE), and Hi-Tech verticals was partially offset by declines in the infrastructure and government services businesses, both reported in "Other." Operating profit was $2.2 million versus $2.8 million in the prior-year quarter.

The Company's Professional Staffing Services segment (PSS) reported a 9.5% revenue increase in the second quarter to $184.7 million when compared to the prior-year quarter. Revenue increased 64% in OGC while AIE and "Other" grew at more modest rates in contrast to a decline in Hi-Tech. PSS operating profit was $6.9 million versus $5.2 million the prior-year quarter.

Management Recruiters International, Inc. (MRI) second quarter revenue increased 4.2% to $15.3 million compared to the prior-year second quarter, driven by an increase in contract staffing. Royalty and franchise fee revenue was essentially flat versus the year-ago quarter. MRI's second quarter operating profit was $1.8 million compared to $2.1 million in the prior-year quarter.

Business Outlook

The Company anticipates revenues for the third quarter of 2014 in the range of $286 million to $296 million, compared to $277.9 million in the prior-year third quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Robert Larney, Interim President & CEO and CFO, will host a conference call to discuss the 2014 second quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE: CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides global engineering and technology solutions and professional staffing services through its global business operations. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our future financial results, are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: the inability to successfully execute on our CEO leadership transition, our strategic plan or the realignment announced in December 2013; weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including the impact of sequestration on U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated Statements of Income:	2014	2013	2014		2013

Revenue	$284,282	$263,363	$560,554		$532,829
Cost of services	231,485	211,818	456,994		431,133
Gross profit	52,797	51,545	103,560		101,696
Operating and administrative expenses (1)	46,107	46,303	91,815		91,541
Restructuring and other related costs	(298)	—	72		—
Operating profit	6,988	5,242	11,673		10,155
Other income (expense), net	8	(62)	(74)		(113)
Income before income taxes	6,996	5,180	11,599		10,042
Income tax expense (1)	2,544	1,683	5,106		3,992
Net income	4,452	3,497	6,493		6,050
Less: Income attributable to the noncontrolling interest	25	59	29		121
Net income attributable to CDI (1)	$4,427	$3,438	$6,464		$5,929

Earnings per common share:
Basic	$0.23	$0.18	$0.33		$0.31
Diluted	$0.22	$0.17	$0.33		$0.30
Weighted-average shares outstanding - Basic	19,565	19,436	19,536		19,407
Weighted-average shares outstanding - Diluted	19,767	19,743	19,763		19,733

Selected Balance Sheet Data:			June 30, 2014		December 31, 2013

Cash and cash equivalents			$32,418		$45,479
Accounts receivable, net			238,702		230,613
Total current assets			290,194		291,227
Total assets			404,625		405,807
Total current liabilities			98,571		103,236
Total CDI shareholders' equity			287,323		284,308

			Six Months Ended
			June 30,
Selected Cash Flow Data:			2014		2013

Net cash provided by (used in) operating activities			$503		$(12,007)
Depreciation and amortization			5,483		5,123
Capital expenditures			5,218		3,023
Dividends paid to shareholders			5,075		2,524

		Three Months Ended		Six Months Ended
		June 30,		June 30,
Selected Other Financial Data:		2014	2013	2014	2013

Gross profit margin		18.6%	19.6%	18.5%	19.1%
Operating and administrative expenses as a percentage of revenue		16.2%	17.6%	16.4%	17.2%
Operating profit margin		2.5%	2.0%	2.1%	1.9%
Effective income tax rate		36.4%	32.5%	44.0%	39.8%
Pre-tax return on net assets (2)		8.9%	10.7%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Segment Data:	2014	2013	2014		2013

Global Engineering and Technology Solutions (GETS)
Revenue:
Oil, Gas and Chemicals (OGC)	$34,725	$30,136	$67,268		$59,786
Aerospace and Industrial Equipment (AIE)	19,807	18,514	39,653		35,383
Hi-Tech	8,108	7,524	16,018		15,145
Other	21,648	23,777	43,603		47,674
Total revenue	$84,288	$79,951	$166,542		$157,988
Gross profit	$22,805	$22,755	$45,205		$44,279
Gross profit margin	27.1%	28.5%	27.1%		28.0%
Operating profit	$2,215	$2,842	$3,771		$4,722
Operating profit margin	2.6%	3.6%	2.3%		3.0%

Professional Staffing Services (PSS)
Revenue:
Oil, Gas and Chemicals (OGC)	$44,417	$27,021	$89,480		$60,363
Aerospace and Industrial Equipment (AIE)	20,583	19,363	40,500		38,280
Hi-Tech	59,895	71,457	120,029		143,451
Other	59,835	50,918	114,860		103,773
Total revenue	$184,730	$168,759	$364,869		$345,867
Gross profit	$22,809	$21,873	$44,755		$44,143
Gross profit margin	12.3%	13.0%	12.3%		12.8%
Operating profit	$6,867	$5,169	$13,012		$11,334
Operating profit margin	3.7%	3.1%	3.6%		3.3%

Management Recruiters International (MRI)
Revenue:
Contract Staffing	$11,808	$11,208	$22,880		$22,444
Royalties and Franchise Fees	3,456	3,445	6,263		6,530
Total revenue	$15,264	$14,653	$29,143		$28,974
Gross profit	$7,183	$6,917	$13,600		$13,274
Gross profit margin	47.1%	47.2%	46.7%		45.8%
Operating profit	$1,752	$2,060	$3,012		$3,689
Operating profit margin	11.5%	14.1%	10.3%		12.7%

(1)  In the first quarter of 2014, the Company recorded an aggregate $0.9 million charge to net income related to the separation of the Company's former CEO that was comprised of a $0.7 million pre-tax charge ($0.4 million after tax) to operations and an additional $0.5 million charge to income tax expense for the write-off of certain deferred tax assets related to the forfeiture of outstanding equity awards.

(2)  Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations and Communications, 215-636-1240, Vince.Webb@cdicorp.com